Page 1 of 6 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                           SpectraSite Holdings, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   84760T 10 0
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 84760T 10 0                                         Page 2 of 6 Pages


1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                     VIII, L.P.
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                   Delaware
     of Organization
-----------------------------------------------------------------
Number of                  5)   Sole Voting          32,033,102 shares
Shares Beneficially             Power                of Common Stock
Owned by Each
Reporting Person
With:
                           ----------------------------------------------------
                           6)   Shared Voting
                                Power                -0-
                           ----------------------------------------------------
                           7)   Sole Disposi-         32,033,102 shares
                                tive Power            of Common Stock
                           ----------------------------------------------------
                           8)   Shared Dis-
                                positive Power       -0-
-----------------------------------------------------------------
9)   Aggregate Amount Beneficially                    32,033,102 shares
     Owned by Each Reporting Person                   of Common Stock
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                       20.9%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 84760T 10 0                                         Page 3 of 6 Pages

-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Information
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
-----------------------------------------------------------------
Number of Shares           5)   Sole Voting           150,000 shares of
Beneficially                     Power                Common Stock
Owned by Each
Reporting Person
With:
                           ----------------------------------------------------
                           6)   Shared Voting
                                 Power                -0-
                           ----------------------------------------------------
                           7)   Sole Disposi-         150,000 shares of
                                tive Power            Common Stock
                           ----------------------------------------------------
                           8)   Shared Dis-
                                positive Power       -0-
                           ----------------------------------------------------
9)   Aggregate Amount Beneficially              150,000 shares of
     Owned by Each Reporting Person             Common Stock
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                  0.1%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                          PN

CUSIP No. 84760T 10 0                                         Page 4 of 6 Pages


-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                    Delaware
     of Organization
-----------------------------------------------------------------
Number of                  5)   Sole Voting       1,375,000 shares of
Shares Beneficially             Power             of Common Stock
Owned by Each
Reporting Person
With:
                           ----------------------------------------------------
                           6)   Shared Voting
                                Power                -0-
                           ----------------------------------------------------
                           7)   Sole Disposi-     1,375,000 shares of
                                tive Power        Common Stock
                           ----------------------------------------------------
                           8)   Shared Dis-
                                positive Power       -0-
                           ----------------------------------------------------
9)   Aggregate Amount Beneficially                1,375,000 shares of
      Owned by Each Reporting Person              Common Stock
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                  0.9%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                          PN

CUSIP No. 84760T 10 0                                         Page 5 of 6 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 10, 2000 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 -          Ownership.

                  (a)  Amount Beneficially Owned:

                   WCAS VIII: 32,033,102 shares of Common Stock
                   WCAS IP: 150,000 shares of Common Stock
                   WCAS CP III: 1,375,000 shares of Common Stock

                   (b)      Percent of Class:

                   WCAS VIII: 20.9%
                   WCAS IP: 0.1%
                   WCAS CP III: 0.9%

                   (c)      Number of shares as to which such person has:

                   (i)      sole power to vote or to direct the vote:

                   WCAS VIII: 32,033,102 shares of Common Stock
                   WCAS IP: 150,000 shares of Common Stock
                   WCAS CP III: 1,375,000 shares of Common Stock

                   (ii)     shared power to vote or to direct the vote:  -0-

                   (iii) sole power to dispose or to direct the disposition of:

                   WCAS VIII: 32,033,102 shares of Common Stock
                   WCAS IP: 150,000 shares of Common Stock
                   WCAS CP III: 1,375,000 shares of Common Stock

                   (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 84760T 10 0                                         Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                             By:  WCAS VIII Associates, L.L.C., General
                             Partner


                             By   /s/ Jonathan M. Rather
                               --------------------------------------
                                  Managing Member


                             WCAS INFORMATION PARTNERS, L.P.
                             By:  WCAS IP Partners, General Partner


                             By /s/ Jonathan M. Rather
                               -------------------------------------
                                  Attorney-in-Fact


                             WCAS CAPITAL PARTNERS III, L.P.
                             By:  WCAS CP III Associates, L.L.C., General
                             Partner


                             By   /s/ Jonathan M. Rather
                               --------------------------------------
                                  Managing Member

Date: January 10, 2002